EXHIBIT 23.1
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       CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
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The Board of Directors and Stockholders
Jones Lang LaSalle Incorporated:


We consent to the use of our reports dated March 1, 2006, with respect to the consolidated balance sheets of Jones Lang LaSalle Incorporated and subsidiaries as of December 31, 2005 and 2004, and the related consolidated statements of earnings, stockholders' equity, and cash flows for each of the years in the three-year period ended December 31, 2005, management's assessment of the effectiveness of internal control over financial reporting as of December 31, 2005 and the effectiveness of internal control over financial reporting as of December 31, 2005, incorporated herein by reference.




(signed) KPMG LLP





Chicago, Illinois
May 8, 2006